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                                                                       Exhibit 5

                        FORM OF PIPER & MARBURY OPINION


Reed Smith Shaw & McClay LLP
2500 One Liberty Place
Philadelphia, Pennsylvania 19103


                  Corporate Property Associates 14 Incorporated

Ladies and Gentleman:

         We have acted as special Maryland counsel to Corporate Property Associates 14 Incorporated, a Maryland Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-11 of the Company (Registration No. 333-_______) (the "Registration Statement") filed on April _19, 1999 with the Securities and Exchange Commission (the "Commission"), of up to 40,000,000 shares of Common Stock, par value $.001 per share (the "Shares") to be issued to the public on a best-efforts basis from time to time through one or more dealers. This opinion is being furnished to you at your request in connection with the filing of the Registration Statement.

         In rendering the opinion expressed herein, we have examined the Registration Statement, the Charter and Bylaws of the Company, minutes of the proceedings of the Company's Board of Directors authorizing the issuance's of the Shares, and such other documents as we have considered necessary. We have also examined a Certificate of Secretary of the Company dated April 12, 1999 (the "Certificate").

         In such examination we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein.

         Based upon the foregoing, we are of the opinion and advise you that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland; and the Shares have been duly authorized, and upon the issuance and delivery or the Shares in accordance with the terms set forth in the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

         The opinion expressed above is limited to the laws of the State of Maryland exclusive of the securities or "blue sky" laws of the State of Maryland. The opinion is rendered as of the date hereof. We assume no obligation to update this opinion to reflect any facts or circumstances which may hereafter occur. This opinion may be relied upon by Reed Smith Shaw & McClay LLP in giving their legality opinion to be filed as an exhibit to the Registration Statement. This opinion may not be relied upon by any other person or in any connection without our prior written approval. The opinion expressed in


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Reed Smith Shaw & McClay LLP

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this letter is limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,